Exhibit 10.13

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2

RETROFIT LICENSE AGREEMENT

This Retrofit License Agreement (the “Agreement”) is made and entered into as of this September 30, 2008 (the “Effective Date”), by and between Las Vegas Gaming, Inc., (LVGI), a Nevada corporation, with a primary business address of 4000 West Ali Baba Lane, Las Vegas, Nevada 89118, and IGT (IGT), a Nevada corporation with a primary business address of 9295 Prototype Drive, Reno, NV 89521 (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, IGT owns a number of design patents, trademarks, and copyrights in addition to trade dress related to Gambling (defined below) and Electronic Gaming Machines (defined below);

WHEREAS, IGT has asserted that LVGI has infringed certain of IGT’s trademarks and copyrights through retrofitting and/or modifying Electronic Gaming Machines manufactured by IGT to provide users access to LVGI’s PlayerVision® system;

WHEREAS, the Parties wish to amicably resolve all claims that have been asserted or could be asserted by and between IGT and LVGI; and

WHEREAS, in order to resolve the claims, LVGI desires to license certain of IGT’s design patents, trademarks, copyrights, and trade dress related to Electronic Gaming Machines for the purpose of retrofitting or modifying existing Electronic Gaming Machines;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE 1
Definitions

The following terms with initial capital letters shall have the following meanings:

 “Competitor” means any manufacturer, supplier, or distributor of Gambling Products with which IGT reasonably considers itself to compete for business.

“Electronic Gaming Machine” or “EGM” means electronic or electro-mechanical device including the peripheral components housed in its enclosure that is primarily designed and used for Gambling, and that has all of the following characteristics: (a) is used by the player to input the wager amount and otherwise initiate game play; (b) displays the amount wagered, the outcome of the wager, and the credit amount available to the player; (c) displays the outcome of the Gambling event to the player within five minutes of initiating the wager; and (d) is provided to the player by the EGM operator.  The definition of an EGM is limited to the device in close proximity to the player and does not include supporting software and servers remote from the device.  For the avoidance of doubt, and by way of example, personal computers, televisions, personal digital assistants (PDAs), and cellular and other mobile telephones are not primarily designed for Gambling and are not EGMs for the purposes of this defined term.

“End User” means the licensed operator (e.g., the casino operator) of an Electronic Gaming Machine.

“Functionality” means the PVD hardware which is substantially similar to the functionality being provided as of July 17th, 2008.

“Gambling” means playing or exposing for play any activity or event involving a wager or a placing at risk a sum of money or other representative of value, whether or not redeemable for cash, on an occurrence the outcome of which is uncertain, including events that include some element of skill (e.g., sports, card games, and racing).  The award corresponding to the outcome of such event or activity can be cash or any other prize.

 “IGT Licensed IP” means those IGT-owned copyrights, trademarks, trade dress, and design patents, but only to the extent that such are necessary for modifying an IGT Machine (defined below) with a PVD (defined below).  For the sake of clarity, IGT Licensed IP does not include any utility patents owned by IGT or any non-IGT intellectual property to which IGT has an interest.

“IGT Machine” means an EGM manufactured by IGT which is placed in the market for sale, lease, rental, or placement under a trade name owned or controlled by IGT.  The definition of IGT Machine excludes IGT’s recurring revenue or participation devices – which include the IGT megajackpot systems.

“IGT sb System” or “ISBS” means IGT’s server-based network systems which utilize the following IGT user interfaces: sbNexGen™, Service Window™, and other interfaces to IGT systems as may be necessary, subject to final approval by IGT.  For the sake of clarity, this excludes the non-sb NexGen, Advantage Systems, and TITO systems.

“IGT Systems” means all IGT sb Systems, Advantage® systems, including, but not limited to, TITO systems, and any other computer system and/or operational network licensed, sold, or placed by IGT or its distributors and related to Gambling.

“Intellectual Property” means all intellectual property rights including all past, present and future rights in patents, industrial property rights, copyrights, trademarks, and trade secrets.

“Place,” “Placed” or “Placement” shall mean the sale, lease, or any other provision of Products (defined below) including, without limitation, on a participation or any other revenue generating basis.

“PlayerVision Device(s)” or “PVD(s)” means the hardware, software, firmware connections, enclosures, and housings that are only capable of providing the Functionality.

“Product” means any product or service.

“Retrofit” (or “Retrofitting”) means putting a PVD into an IGT Machine.

“Retrofitted IGT Machine(s)” means an IGT Machine that has had a PVD installed into it..

ARTICLE 2
License

2.1 License Grant. Subject to the terms and conditions of this section and of this Agreement, IGT hereby grants LVGI a limited, non-exclusive, non-transferable (except as provided in Section 10.9), non-sub-licensable, world-wide license to the IGT Licensed IP for the sole purpose of Retrofitting.  This grant does not provide any license to trademarks, trade dress, and design patents for use outside the IGT Machine.  Also, this grant does not provide any license to incorporate IGT Licensed IP into LVGI content.  However, with respect to the copyrights, the license is limited to the display of the content on the EGM video screen so long as it does not utilize alpha compositing or digital compositing technology.  Any Retrofitting shall be made with an End User license restriction for the IGT Licensed IP to be used in the same IGT Machine and in the same casino property as initially installed.  For example, and without expanding the scope of the grant above, an End User that purchases a PVD to Retrofit a specific IGT Machine may properly use the IGT Licensed IP along with that Retrofitted IGT Machine but only for as long as that PVD remains in the same IGT Machine and in the same casino.  In the event that an End User moves the PVD to a new EGM or moves the Retrofitted IGT Machine to a different casino, the existing license to use the IGT Licensed IP associated with that PVD on that Retrofitted IGT Machine will be void.  For the avoidance of doubt, the rights provided under this Agreement do not include any license or covenant not to sue with respect to any IGT utility patents or any utility patents to which IGT may have rights.

2.2 License Limitations Under […***…] or Before […***…].  The license to the IGT Licensed IP granted in Section 2.1 is limited to a maximum of […***…] IGT Machines that are Placed into operation worldwide as of […***…], and for which the Retrofitting is performed by that date.  These Placements shall be licensed at no cost to LVGI for the life of those Placements, so long as:

1.	such Retrofitted IGT Machines remain in the same casino property as they were originally placed prior to […***…];
2.	such PVD has not been changed to add any new Functionality to that which was originally installed prior to […***…]; and
3.	any hardware or firmware installed as a part of the PVD remains in the same IGT Machine as it was originally Retrofitted or modified prior to […***…].

It is further agreed that the repair or replacement of an existing Placement of a PVD shall not comprise a new Placement, to the extent such repair or replacement does not change existing functionality in a way that can be perceived by the player.
***Confidential Treatment Requested

2.3 License Limitations Over […***…] or After […***…].  After the earlier of the Placement of the […***…] Retrofitted IGT Machine or […***…], and subject to the limitations and restrictions of Section 2, IGT will further license LVGI to use the IGT Licensed IP for the purpose of Retrofitting up to a maximum of […***…] of the floor of IGT Machines in any individual gaming facility or casino that is operating an IGT ISBS.  For example, after […***…], if a single casino property has a total floor of […***…] EGMs with […***…] of the […***…] total EGMs being IGT Machines, LVGI will be licensed to Retrofit […***…] IGT Machines in this single casino property, but only if the single casino property also operates an IGT ISBS.  The royalty rate for these […***…] Retrofitted IGT Machines (i.e., […***…] of the total floor of IGT Machines […***…]) in the casino property is calculated as provided in Section 3.2.  After the earlier of the Placement of the […***…] Retrofitted IGT Machine or […***…], LVGI shall not, without the express written consent of IGT, modify any IGT Machines in locations that are not operating an IGT sb System.

ARTICLE 3
Consideration/Royalty

3.1 Royalty-Free Placements.  Retrofitted IGT Machines that are licensed pursuant to Section 2.2, and which continue in conformance with the requirements of Section 2.2, will be licensed for use of the IGT Licensed IP to LVGI without a license fee for the life of those Placements at their original locations.

3.2 Royalty-Bearing Placements.  After the earlier of the Placement of the […***…] Retrofitted IGT Machine or […***…], LVGI will pay a royalty to IGT of […***…] per Retrofitted IGT Machine for each additionally Placed, moved, or modified Retrofitted IGT Machine placed up to a maximum of […***…] of the floor of IGT Machines in any individual gaming facility or casino that is operating an IGT ISBS.  After […***…], the royalty shall increase to […***…] per Retrofitted IGT Machine for those Retrofitted IGT Machines Placed up to a maximum of […***…] of the floor of IGT Machines in any individual gaming facility or casino that is operating an IGT ISBS.

3.3 Royalty Payments.  LVGI shall furnish to IGT, within 45 days of the end of each calendar quarter in which LVGI has installed a PVD into an IGT Machine that has been Placed, a detailed royalty statement showing the number of IGT Machines modified with a PVD and Placed into operation during the immediately preceding quarter, separated into Placements for each country in which sales, or leases, or profit participations occur.  The royalty payment shall accompany the royalty statement.  Royalties on Placed Retrofitted IGT Machines shall be made without any tax withholding.

3.4 Failure to Pay.  Any amounts not paid when due will accrue interest at the rate of 1.5% per month.  For the avoidance of doubt, any failure to pay is an event of default and is subject to the notice, cure, and termination provision as provided in Section 10.5.

***Confidential Treatment Requested

ARTICLE 4
Records and Audits

4.1 Records.  LVGI shall maintain at its principal office for the term of this Agreement and for 7 years thereafter accurate books and records in sufficient detail to enable IGT to verify the basis for and the accuracy of the royalty statements required to be submitted to IGT pursuant to Section 3.3 and LVGI’s compliance with each and every term and condition of this Agreement.

4.2 Audit and Inspection Rights.  IGT shall have the right, exercisable not more than once in any calendar year during the period outlined in Section 4.1, to audit, through its own financial employees or through independent accountants (together the “Auditor”), the books and records (both electronic and hard copy) contemplated at Section 4.1.  IGT shall provide LVGI with no less than 2 weeks written notice of its intent to audit LVGI’s books and records as provided under this Agreement and LVGI shall be ready for such audit – meaning that LVGI shall have all records required hereunder ready for inspection upon the arrival of the Auditor and LVGI shall also promptly provide additional documentation as may be required.  Such notice shall indicate the period to be audited, the identity of the auditor and the scope of the audit.  LVGI shall immediately pay any shortfall together with interest as provided in the next sentence.  Should an audit reveal a discrepancy of royalty payment in relation to royalty actually earned greater than 5% annually, LVGI shall pay any shortfall together with interest on any outstanding balance at the lesser of 1.5% monthly or the maximum amount permitted by law, and shall reimburse IGT for the reasonable cost of the audit.  If audits of LVGI reveal a shortfall in royalty payment of greater than 5% in any fiscal year, and the findings support that the withholding of such royalty payments was done intentionally or in bad faith, IGT shall have the right to terminate this Agreement.  In all events, IGT’s right to terminate shall be subject to the provisions of Article 10.

ARTICLE 5
LVGI Obligations

5.1 Technical Specifications.  As a condition precedent to the execution and closing of this Agreement, LVGI must attach hereto as Appendix A, all detailed technical specifications for the PVD currently pending before the Nevada Gaming Control Board (NGCB) and/or Game Labs, Inc. (GLI), as of July 17th, 2008.

5.2 Dismissal of the Lawsuit Between the Parties.  The Parties are currently engaged in a lawsuit in the United States District Court for the District of Nevada,  which is captioned IGT vs. Las Vegas Gaming, Inc., Case No. 3:07-cv-415-BES(VPC) (“the Pending Lawsuit”).  In the Pending Lawsuit, IGT has alleged that LVGI has infringed certain copyrights, trademarks and trade dress owned by IGT.  Both Parties agree to instruct their litigation counsel handling the Pending Lawsuit to present to the court in the Pending Lawsuit the “Order Granting Stipulated Motion for Dismissal” as contained in attached Appendix B and the “Stipulated Motion for Dismissal” as contained in attached Appendix C.  The Parties hereby stipulate to entry of a final judgment with prejudice in the Pending Litigation in the form of the “Order Granting Stipulated Motion for Dismissal” as contained in attached Appendix B.

5.3 IGT Release of LVGI.  IGT does hereby fully and forever release LVGI and its subsidiary Imagineering Gaming, Inc., and their officers, directors, shareholders, employees and attorneys and customers from any and all claims, known and unknown, that arise out of the subject matter of the Pending Litigation or, with the exception of any claims based on utility patents, that were or could have been asserted in the Pending Litigation or relating to any financial obligations of LVGI or its subsidiary Imagineering Gaming, Inc. to IGT as of September 11, 2008.  For the sake of clarity such released financial obligations do not include any financial obligations of LVGI or its subsidiary Imagineering Gaming, Inc. to IGT arising from or relating to this Agreement, the License and Application Support Agreement, the Intellectual Property Access Agreement, and/or the LVGI Investment Agreement.

5.4 LVGI Release of IGT.  LVGI does hereby fully and forever release IGT and its officers, directors, shareholders, employees and attorneys  and customers from any and all claims, known and unknown, that arise out of the subject matter of the Pending Lawsuit or, with the exception of any claims based on utility patents, that were or could have been asserted in the Pending Lawsuit or relating to any financial obligations that IGT may be liable to LVGI as of September 11, 2008.  For the sake of clarity such released financial obligations do not include any financial obligations of IGT to LVGI arising from or relating to this Agreement, the License and Application Support Agreement, the Intellectual Property Access Agreement, and/or the LVGI Investment Agreement.

ARTICLE 6
Representations and Warranties

6.1 General Representations and Warranties.  Each Party represents and warrants to the other as follows: (a) it is a valid and existing corporation and in good standing under the laws of the state of its incorporation; (b) it has the power and authority required to carry on its activities as they are now conducted; (c) it has the has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement; (d) all corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken; (e) no consent, approval, authorization or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of such Party in connection with the valid execution and delivery of this Agreement or the performance by such Party of any of its obligations hereunder; (f) the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets; and (g) the execution, delivery and performance of this Agreement has been duly and validly authorized by each Party, and upon execution and delivery, this Agreement constitutes the valid and binding agreement of each Party enforceable against it in accordance with its terms.

6.2 No Third Party Assistance.  LVGI represents and warrants that it will not assist any third party to modify any IGT Machine in any manner. For sake of clarity, this provision shall not preclude LVGI from utilizing subcontractors to assist LVGI in modifying an IGT machine in accordance with LVGI’s exercise of the rights granted it under this Agreement.  This provision also does not prohibit an End User from using its own technicians to assist LVGI in modifying an IGT machine in accordance with LVGI’s exercise of the rights granted it under this Agreement. LVGI further agrees not to assist in development or license any third parties for development or deployment of any technology for EGMs or for Functionalities that may be similar to subject matter described by the LVGI PVT Patents, but LVGI may use distributors of its choice for distribution of its own Products, subject to IGT’s rights under the IPAA.  For sake of clarity, this provision shall not preclude LVGI from utilizing sub-contractors to assist LVGI in Developing or deploying LVGI’s technology.

6.3 Authorized Modifications Only.  LVGI represents and warrants that it will not modify any IGT Machine in any manner other than as expressly licensed herein or in any manner that is inconsistent with the rights licensed herein.

6.4 No Intention for Suit. IGT represents and warrants that it is not IGT’s current intention to bring a patent infringement law suit against LVGI.  LVGI acknowledges that this representation and warranty may not be construed to be a license or a covenant not to sue with respect to any IGT patents.  In the event that either Party contemplates a potential law suit against the other Party with respect to Intellectual Property rights, the Parties will exercise the procedure as specified in section 2.06 (Mechanism for Resolving Potential Patent Infringement Between the Parties) or section 2.07 (Mechanism for Resolving Potential Non-Patent Infringement Between the Parties) of the Intellectual Property Access Agreement between the Parties.

6.5 Quality.  LVGI agrees that its use of the IGT owned trademarks shall be at all times of a high quality and conform to high standards consistent with IGT’s products and services and LVGI shall provide to IGT, pursuant to IGT’s reasonable request, the right to inspect Retrofits and LVGI shall otherwise reasonably cooperate with IGT to facilitate IGT’s quality control.

6.6 Ownership. LVGI acknowledges and agrees that IGT is the owner of all right, title and interest in and to the IGT owned trademarks, including all associated registrations, pending applications and statutory and common law rights.  LVGI agrees that all use of the IGT owned trademarks shall inure to the benefit of IGT and LVGI shall not acquire any rights by virtue of any use of the IGT owned trademarks.

6.7 Use.  LVGI shall not use the IGT owned trademarks other than as licensed in this Agreement and in connection with sale, offering for sale or Placement of Retrofitted IGT Machines.

6.8 Goodwill.  LVGI recognizes the high value of the goodwill associated with the IGT owned trademarks and acknowledges that all rights therein and the goodwill pertaining thereto belong exclusively to IGT and LVGI assigns any existing or potential interest or rights it may have therein to IGT.

ARTICLE 7
Confidentiality

7.1 Confidentiality Obligation.  Each Party will, and will cause each of its Representatives to (a) hold all information relating to the business of the other Party disclosed to it by reason of this Agreement confidential; (b) not use any such information except as necessary to perform its obligations and exercise its rights under this Agreement; and (c) not disclose any of such information to any third party unless required by law or otherwise legally compelled to disclose such information; provided, however, that to the extent that either Party may become so legally compelled, such Party may disclose such information only if it will first have used reasonable efforts to obtain, and, if practicable, will have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

7.2 Exceptions to Confidentiality.  The Party who received such confidential information will not be required to keep confidential any information that (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) was received after disclosure to it from a third Party who had a lawful right to disclose such information or materials to it; (d) was required by law to be disclosed to any regulatory body having jurisdiction over the receiving Party or any of its respective affiliates, customers; (e) that disclosure is necessary by reason of applicable legal, accounting or regulatory requirements beyond the reasonable control of the receiving Party; or (f) is subsequently developed by the receiving Party independently of the information received from the disclosing Party, as evidenced by written documentation.

7.3 Certain Disclosures.  In the case of any disclosure pursuant to Section 7.2(d) or (e), to the extent practical, the receiving Party will notify the disclosing Party in advance of the required disclosure and will use commercially reasonable efforts to assist the disclosing Party in obtaining a protective order, if available, covering such disclosure.  If such a protective order is obtained, such information and materials will continue to be deemed to be confidential information.  In no event shall the information disclosed pursuant to Section 7.2(d) or (e) of this Agreement exceed that which is required by such legal, accounting or regulatory requirement, as applicable.

7.4 Terms of Agreement.  LVGI agrees that this Agreement and its provisions will remain confidential, protected as confidential information as per the above provisions of this Article 7, and will only be distributed to those persons within LVGI that have a need to know, subject to any disclosure required by law or regulation to the Securities and Exchange Commission (“SEC”), Department of Justice or any court or tribunal of competent jurisdiction.  Notwithstanding the foregoing, LVGI will have the right to disclose the terms of this Agreement to its attorneys, accountants, actual and potential sources of financing, and potential acquirers, under appropriate non-disclosure agreements or duties.

ARTICLE 8
Indemnification

8.1 Indemnification Obligations.  Each Party (the “Indemnifying Party”) will indemnify, defend and hold the other Party and its officers, directors, employees and agents (the “Indemnified Party”) harmless from any and all damages, costs and expenses arising from any third party claims, threats, proceedings or suits (“Third Party Claims”) to the extent such Third Party Claims arise from or relate to the Indemnifying Party’s breach of any representation, warranty or covenant hereunder.

8.2 Indemnification Procedures. Upon receiving notice of any Third Party Claim covered by Section 8.1, the Indemnified Party will notify the Indemnifying Party promptly; provided, however, that the right of indemnification hereunder will not be adversely affected by a failure to give such notice, unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party may assume control of the defense of any such claim, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any losses resulting from such claim, and (b) the claim does not seek to impose any liability on the Indemnified Party other than money damages; provided, however, that the Indemnified Party may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom.  The Indemnifying Party will not settle any such claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed), unless such settlement is solely for monetary damages for which the Indemnified Party is fully indemnified under this Agreement.  If the Indemnifying Party does not assume full control over the defense of a claim pursuant to this Section 8.2, then the Indemnifying Party may participate in such investigation, defense or trial, solely at its cost and expense, and the Indemnified Party will have the right to defend or settle such claim in such manner as the Indemnified Party deems appropriate, solely at the cost and expense of the Indemnifying Party.

8.3 Indemnification of IGT Against Claims Arising from LVGI PVDs.  LVGI will defend, indemnify and hold harmless IGT and its officers, directors, employees and agents from any and all damages, costs, and expenses arising from any claim relating to or arising from any uses or installations of the PVDs, regardless of whether the PVDs was installed in an IGT Machine or a non-IGT EGM.

ARTICLE 9
Term and Termination

9.1 Term.  The term of this Agreement will commence on the Effective Date and will continue in force until terminated by mutual written consent of all parties to this Agreement unless terminated earlier as set forth in this Article 9.

9.2 Termination for Regulatory Compliance.  Each Party and its affiliates conduct business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international.  Each Party maintains a compliance program that has been established to protect and preserve the name, reputation, integrity, and good will of such Party and its affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world.  Each Party agrees to cooperate with requests, inquiries, or investigations of gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement.  Each Party agrees to fully cooperate with the other Party in the completion of any necessary due diligence background investigation.  If either Party receives a written or oral opinion, recommendation or indication from a gaming regulatory authority (including a representative thereof) or if either Party determines, based upon facts and evidence that would reasonably be accepted by gaming regulatory authorities or other licensed gaming entities, that continuation of this Agreement would jeopardize the gaming licenses, permits or status of such Party or any of its affiliates with any gaming regulatory authority or similar law enforcement authority (“Regulatory Trigger”), then: (a) such Party will give notice to the other Party of the Regulatory Trigger, including details of the opinion, recommendation, indication or asserted facts (to the extent known by the receiving Party), and provided such Party is given a time period to address the basis for said Regulatory Trigger, that Party will provide the other Party a reasonable time frame within such Party's reasonably allotted time period to comment upon and take action to remove such basis; and (b) if such Regulatory Trigger is not cured to that Party's reasonable satisfaction, such that a reasonable risk remains that jeopardizes the status of such Party with any gaming regulatory authority, that Party may terminate such portion of this Agreement which would cure the Regulatory Trigger (leaving the remainder of this Agreement in force and effect), and if such cannot be effected, such Party may terminate this entire Agreement immediately.

9.3 Consequences of Termination.  In the event that this Agreement or any portion hereof is terminated pursuant to Article 9, any payments made or payment obligations that exist pursuant to this Agreement at the time of such termination shall be non-refundable or remain due and payable (as the case may be); provided that such Regulatory Trigger does not mandate otherwise.  In addition, the rights intended to be unaffected according to the express provisions of this Agreement and Articles 4 and 7-10 will survive any such termination.  All other provisions of this Agreement will be terminated.

9.4 Dispute Resolution.  Prior to any termination of this Agreement for breach, or the commencement of any litigation by one Party (the first Party) against the other arising out of an alleged breach of this Agreement, the matter must first be referred to a senior executive of each Party by the first Party sending to the other Party a written notice that sets out the particulars of the dispute and the alleged breach of this Agreement.  The senior executives of each Party will then arrange to meet at the next most convenient time, but no later than 30 days from receipt of the dispute notice, and will use commercially reasonable efforts to resolve the dispute in good faith.  Should the senior executives fail to resolve the dispute within seven days of the date of their meeting, then either Party may initiate non-binding mediation to resolve such dispute, with costs to be shared equally by the Parties.  If such mediation fails to resolve such dispute within 10 days of the mediation, each Party is free to seek any remedies available to it to resolve such dispute, including litigation.

9.5 Termination for Failure to Pay. Notwithstanding Section 9.4 above, any failure to pay monies due under this Agreement when due, including any royalties due under Article 3, shall constitute a material breach, and the non-breaching party may immediately terminate this Agreement for non-payment when the defaulting party fails to cure such non-payment within 30 days of written notice specifying such non-payment.

ARTICLE 10
Miscellaneous

10.1 Notices.  Whenever this Agreement provides that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be deemed to have been validly served, given, or delivered (and “the date of such notice” or words of similar effect will mean the date) five days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon confirmed receipt thereof (whether by noncertified mail, telecopy, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

If to IGT, at:	IGT 9295 Prototype Drive Reno, Nevada 89521 Attention: Richard Pennington Fax: 775.448.1488

with copies to:	Fulbright & Jaworski L.L.P. 2200 Ross Avenue Suite 2800 Dallas, Texas 75201 Attention: Glen J. Hettinger Fax: 214.855.8200

If to LVGI, at:	LVGI 4000 West Ali Baba Lane Las Vegas, Nevada 89118 Attn: Jon Berkley Fax: 702.733.4907 with copies to: Legal@LVGI.com

with copies to:	Weide & Miller, Ltd. 7251 W. Lake Mead Blvd., Suite 530 Las Vegas, NV 89128 Attention: R. Scott Weide Fax: 702-382-4805

or to such other address as each party may designate for itself by like notice.  No notice, demand, request, consent, approval, declaration, or other communication shall be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

10.2 Choice of Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflicts of laws.  IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA COUNTY OF WASHOE AND DOES HEREBY WAIVE ANY CLAIM THAT SUCH FORUM IS INCONVENIENT.

10.3 Integration; Amendments; Waivers.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, understandings, or agreements.  This Agreement may not be amended, modified, or supplemented, or any provision of this Agreement waived, except by a writing signed by all the parties to this Agreement.  No custom, practice, course of dealing, or similar conduct will be deemed to amend, modify, or supplement any term of this Agreement.  The failure of any Party to enforce any right or remedy under this Agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such Party, nor excuse any other Party from its obligations under this Agreement.  Any waiver of any such right or remedy by any Party must be in writing and signed by the Party against which such waiver is sought to be enforced.  No waiver will be deemed a continuing waiver or a waiver of any right beyond the specific right waived in such waiver.

10.4 Further Assurances.  Each Party to this Agreement shall, without the necessity of any further consideration, execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

10.5 Force Majeure.  No Party will be deemed in default if delayed or prevented from performing its obligations under this Agreement, in whole or in part, due to an act of God, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, equipment, materials or facilities, delay in transportation, breakdown or accident, riot, war, terrorist attack or other cause beyond its reasonable control (a “Force Majeure Event”); provided that such party will resume full performance of this Agreement as soon as practicable following the conclusion of the Force Majeure Event; and provided further, that any adverse event resulting directly or indirectly from conditions generally affecting any industry or industry sector in which a Party operates or competes which does not have a materially disproportionate impact on the Party relative to other industry participants shall not be considered a Force Majeure Event under this Agreement.

10.6 Headings.  The headings in this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

10.7 Severability.  It is not the intention of the Parties to this Agreement expressly to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body.  If any provision of this Agreement are interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation shall be rendered inoperative to the minimum extent necessary in order to not be violative as set forth above (and in lieu thereof the Parties jointly request the court to insert such provision, sentence, word, clause, or combination thereof that is as favorable as possible to the Party the rights of which were made inoperative as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, shall remain binding upon the Parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

10.8 Time.  Time shall be of the essence with respect to this Agreement.

10.9 Assignment.  Neither this Agreement nor any rights hereunder may be transferred or assigned, nor any duties under this Agreement delegated, by operation of law or otherwise, without the written consent of all parties to this Agreement, except that IGT may assign this Agreement and all rights hereunder and delegate all of its obligations hereunder to an affiliate of IGT and except that LVGI may assign this Agreement and all rights hereunder and delegate all of its obligations hereunder to a person or entity that is a non-Competitor of IGT that acquires all or substantially all of the assets of LVGI in a single transaction or series or related transactions. For the purposes of the foregoing, a Change of Control of LVGI will be deemed an attempted assignment of this Agreement and the rights hereunder and a delegation of all duties hereunder.  Any attempted assignment, transfer or delegation that is that is not in conformance with this agreement is void.

“Change of Control” means the occurrence of any of the following events:

(a)
LVGI becomes aware of the acquisition by any “person” or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 20% or more of the total voting power of the Voting Stock of LVGI;

(b)
(i) there shall be consummated any share exchange, consolidation or merger of LVGI pursuant to which LVGI’s common stock would be converted into cash, securities or other property, other than pursuant to a share exchange, consolidation or merger of LVGI in which the holders of LVGI’s common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power of the voting stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger, or (ii) LVGI sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of LVGI and its Restricted Subsidiaries to another Person and any “person” (as defined in clause (a) above) is or becomes the “beneficial owner” (as defined in clause (a) above), directly or indirectly, of 20% or more of the total voting power of the voting stock of the transferee entity in such disposition of assets;

(c)
during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of LVGI was approved by a vote of a majority of the directors of LVGI then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(d)	the adoption of a plan relating to the liquidation or dissolution of LVGI; or

(e)	the occurrence of any other event that would constitute a change in control of LVGI within the meaning of Item 5.01 (or successor item) of Forms 8-K (or successor form) under the Exchange Act.

10.10 No Partnership.  This Agreement forms a contractual arrangement only and does not constitute the parties as a partnership.

10.11 Business Day. Should the terms of this Agreement require the performance of any obligation or the fulfillment of any condition on a day other than a business day, such obligation or fulfillment may be delayed until midnight on the next day that is a business day for the party to perform.

10.12 Counterparts.  This Agreement may be executed in any number of counterparts, by means of facsimile or portable document format (pdf), which shall individually and collectively constitute one agreement.

10.13 Publicity.  Neither Party shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party (which will not be unreasonably withheld or delayed).  Where disclosure of information regarding this Agreement or the transactions contemplated hereby may be required by law or the regulations of any securities exchange, the Party complying with applicable law or regulations shall provide sufficient time for the other Party to comment on those portions of such disclosures that pertain to this Agreement before such disclosures are made.

EXECUTION

Each party has caused this Agreement to be executed by a duly authorized officer and delivered as of the Effective Date, whereupon it enters into full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

LVGI

By:  /s/ Jon D. Berkley
Name:  Jon D. Berkley
Title:    President & CEO

IGT

By:  /s/ Richard Pennington
Name:  Richard Pennington
Title:    Exec. VP – Corporate Strategy